UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report: June 14, 2006

(Date of earliest event reported)

TEMPLE-INLAND INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08634	75-1903917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 MoPac Expressway South, Austin, Texas 78746

(Address of Principal Executive Offices, including Zip code)

(512) 434-5800

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Our 2005 Annual Report on Form 10-K included the following disclosure:

In 1988, we formed Guaranty (then known as Guaranty Federal Savings Bank) to acquire substantially all the assets and deposit liabilities of three thrift institutions from the Federal Savings and Loan Insurance Corporation, as receiver of those institutions. In connection with the acquisition, the government entered into an assistance agreement with us in which various tax benefits were promised. In 1993, Congress enacted narrowly targeted legislation to eliminate a portion of the promised tax benefits. We filed suit against the United States in the U.S. Court of Federal Claims alleging, among other things, that the 1993 legislation breached our contract and that we are entitled to monetary damages. This lawsuit is currently in the discovery and motion stage and, if it were to go to trial, we would not expect to resolve it for several years. We, however, are currently in settlement negotiations with the government that we hope will lead to a more timely resolution of this matter.

Pursuant to the settlement negotiations, we entered into a settlement agreement with the government on June 14, 2006, to resolve this litigation. Under the terms of the settlement agreement, we will receive a non-taxable cash payment for past and future tax benefits that would have been available to us had the 1993 legislation not eliminated the tax benefits promised in the assistance agreement. The settlement agreement requires payment to be made to us within 30 days of the date of the agreement.

Upon our receipt of the settlement payment, we will release all claims related to this matter, dismiss the litigation, and recognize a special after-tax gain of about $87 million, or $0.78 per diluted share.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPLE-INLAND INC.

Date: June 19, 2006	By: /s/ Doyle R. Simons

Name: Doyle R. Simons

Title:	Executive Vice President

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